EXHIBIT 8(B)

                                   TIAA BYLAWS

                                   ARTICLE TWO

                                    Trustees

TIAA and CREF Boards of Trustees, November 13, 1996


                      Section 1. General Management. The general management of the property, business and affairs of the Association shall be vested in the board of trustees provided by the charter. A trustee need not be a stockholder. At least one-third of such trustees must not be officers or employees of the Association or any entity controlling, controlled by, or under common control with the Association and who are not beneficial owners of a controlling interest in the voting stock of the Association or any such entity.

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                                   TIAA BYLAWS

                                  ARTICLE FOUR

                                   Committees

TIAA and CREF Boards of Trustees, November 13, 1996


                      Section 5. Audit Committee. The audit committee shall consist of five trustees who are not officers or salaried employees of the Association. Two members shall constitute a quorum. The committee shall itself, or through public accountants or otherwise, make such audits and examinations of the records and affairs of the Association as it may deem necessary.

                                      * * *

                      Section 1. Appointment. At each annual meeting of the board of trustees, the board shall appoint an executive committee, an investment committee, a nominating and personnel committee, an audit committee, a committee on reimbursement agreements with CREF, a committee on products and services, and a committee on corporate governance and social responsibility, each member of which shall hold office until the close of the next annual meeting of the board and until a successor shall be appointed or until the member shall cease to be a trustee except that for the audit committee, the board may specify a different period of membership. The board of trustees, the executive committee, or the chairman may appoint such other trustee committees and subcommittees as may from time to time be found necessary or convenient for the proper conduct of the business of the Association, and designate their duties.

                      Section 3. Investment Committee. The investment committee shall consist of the chief executive officer, three other trustees, and such additional trustees, if any, as the board of trustees or the executive committee may appoint. Three members shall constitute a quorum, among whom only one salaried officer of the Association may be counted for that purpose.

                      (a) Subject to review by the board of trustees the investment committee shall determine the investment policies of the Association.

                      (b)  The   investment   committee   shall   supervise  the
investment of the funds of the Association. No loan or investment other than policy loans shall be made or disposed of without authorization or approval by the investment committee.

Section 4 is deleted and all subsequent sections are renumbered.

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                                   TIAA BYLAWS

                                  ARTICLE FOUR

                                   Committees

TIAA and CREF Boards of Trustees, February 21, 1996


           Section 1. Appointment. At each annual meeting of the board of trustees, the board shall appoint an executive committee, a finance committee, a mortgage committee, a nominating and personnel committee, an audit committee, a committee on reimbursement agreements with CREF, a committee on products and services, and a committee on corporate governance and social responsibility, each member of which shall hold office until the close of the next annual meeting of the board and until a successor shall be appointed or until the member shall cease to be a trustee except that for the audit committee, the board may specify a different period of membership. The board of trustees, the executive committee, or the chairman may appoint such other trustee committees and subcommittees as may from time to time be found necessary or convenient for the proper conduct of the business of the Association, and designate their duties.